UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2012

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 10, 2012, Sai S. Devabhaktuni resigned from the Board of Directors of Loral Space & Communications Inc. (the "Company" or "Loral") due to professional and personal time constraints.

(e) On January 11, 2012, the independent members of the Board of Directors of the Company approved, and, on January 17, 2012, the Company and Mr. Michael B. Targoff entered into the Second Amendment of Employment Agreement between the Company and Mr. Targoff (the "Amendment"). The Amendment amends the Amended and Restated Employment Agreement dated as of December 17, 2008 by and between Loral and Mr. Targoff, as further amended by the First Amendment thereto dated July 19, 2011 (as amended, the "Employment Agreement") and provides for an extension of the term of Mr. Targoff’s employment as Chief Executive Officer of the Company to December 31, 2012 and an increase in Mr. Targoff’s base salary rate for 2012 to $1,127,361 per year. The Amendment is effective retroactive to December 31, 2011, the expiration of the employment term under the Employment Agreement. The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto.

Item 8.01 Other Events.

In December 2011, Telesat received insurance proceeds of $132.7 million from its insurers with respect to the claim Telesat filed for the failed deployment of the north solar array on Telstar 14R/Estrela do Sul after its launch in May 2011.

Item 9.01 Financial Statements and Exhibits.

10.1 Second Amendment of Employment Agreement dated as of January 17, 2012 between Loral Space & Communications Inc. and Michael B. Targoff (Management compensation plan)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

January 17, 2012	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Second Amendment of Employment Agreement dated as of January 17, 2012 between Loral Space & Communications Inc. and Michael B. Targoff (Management compensation plan)